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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
SHARES OF ITS OUTSTANDING COMMON STOCK FOR AN AGGREGATE
PURCHASE PRICE NOT EXCEEDING $15.0 MILLION
AT A PER SHARE PURCHASE PRICE NOT LESS THAN $3.20 PER
SHARE NOR GREATER THAN $3.60 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON APRIL 11, 2016, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION TIME").

        Planet Payment, Inc., a Delaware company (the "Company," "we," or "us"), is offering to purchase for cash its outstanding shares ("shares") of common stock, $0.01 par value per share ("common stock"), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not less than $3.20 per share nor greater than $3.60 per share ("Auction Tenders"), or (ii) purchase price tenders at the Purchase Price (as defined below) to be determined as provided herein ("Purchase Price Tenders"), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the "Letter of Transmittal," and together with this Offer to Purchase, as they may be amended or supplemented from time to time, the "Offer"). We are offering to purchase shares having an aggregate purchase price not exceeding $15.0 million. Stockholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        Promptly after the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single price per share (the "Purchase Price"), which will be not less than $3.20 and not greater than $3.60 per share, that we will pay for outstanding shares validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per share, not less than $3.20 and not greater than $3.60 per share, at which shares have been tendered or have been deemed to be tendered in the Offer, that will enable the Company to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $15.0 million. Only shares validly tendered at prices at or below the Purchase Price and not validly withdrawn will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $15.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. All shares purchased in the Offer will be purchased at the same price regardless of whether the stockholder tendered at a lower price. However, because of the proration, "odd lot" priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares having an aggregate purchase price of $15.0 million are validly tendered at or below the Purchase Price and not validly withdrawn.

        Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $3.20 per share, the minimum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 4,687,500 shares, representing approximately 9.05% of the issued and outstanding shares of the Company as of February 29, 2016. Assuming the Offer is fully subscribed, if the Purchase Price is determined to be $3.60 per share, the maximum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 4,166,667 shares, representing approximately 8.04% of the issued and outstanding shares of the Company as of February 29, 2016.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Sections 7 and 9.

        Our shares are listed on The NASDAQ Capital Market ("NASDAQ") and trade under the symbol "PLPM." On March 11, 2016, the reported closing price of our shares on NASDAQ was $3.43 per share. You are urged to obtain current market quotations for our shares before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

        If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective telephones and addresses set forth on the back cover page of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer Documents, you should contact the Information Agent.

The Dealer Manager for the Offer is:

Craig-Hallum Capital Group

Offer to Purchase, dated March 14, 2016

 IMPORTANT

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

        Our directors and executive officers do not intend to tender their shares in the Offer. In addition, we are not aware that any of our affiliates (as such term is defined under Rule 144 of Securities Exchange Act of 1934, as amended (the "Exchange Act")), intend to tender any shares in the Offer. See Section 11.

        If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

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  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

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  if you hold share certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

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  if you are an institution participating in The Depository Trust Company ("DTC") and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

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  if you are a holder of vested options to purchase our shares, you may exercise your vested options to purchase shares in accordance with the terms of the agreement and equity incentive plan governing the option and Company policies and practices and tender the net shares acquired from such exercise in the Offer, subject to the terms and conditions of the Offer. However, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means that you should exercise such options and pay the exercise price and any applicable withholding taxes no later than 5:00 p.m., New York City time, on April 4, 2016) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason;

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  if you are a holder of vested restricted stock awards and the underlying shares are issued to you prior to the Expiration Time, you may tender the net shares you hold from such issuance in the Offer, subject to the terms and conditions of the Offer; or

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  if you are a holder of shares of our Series A Preferred Stock (the "Series A Preferred Stock"), which may be converted into shares of common stock at any time at the election of the holder

i

    at a rate of one share of Series A Preferred Stock to approximately 3.05 shares of common stock, you may elect to convert your shares of Series A Preferred Stock into shares of common stock in accordance with the terms of the Series A Preferred and tender the shares acquired from such conversion in the Offer, subject to the terms and conditions of the Offer. Conversion of the Series A Preferred Stock cannot be revoked even if some or all of the shares received upon the conversion thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

        If you want to tender your shares but (a) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        Under a Purchase Price Tender, shares will be purchased upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $3.20 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $3.20 per share.

        We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

        Questions and requests for assistance may be directed to Georgeson, the information agent for the Offer (the "Information Agent"), and Craig-Hallum Capital Group LLC, the dealer manager for the Offer (the "Dealer Manager"), at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or its subsidiary or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer to which we have referred you. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the common stock?

        The issuer of the shares, Planet Payment, Inc., a Delaware corporation (the "Company," "we," or "us"), is offering to purchase the shares. See Section 1.

What will be the Purchase Price for the shares and what will be the form of payment?

        We are conducting an offer by means of a procedure commonly called a "modified Dutch auction." Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash shares ("shares") of our common stock, $0.01 par value ("common stock"), pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not less than $3.20 nor greater than $3.60 per share or (ii) Purchase Price Tenders. We are offering to purchase shares having an aggregate purchase price not exceeding $15.0 million. Promptly after 11:59 p.m., New York City time, on April 11, 2016, unless the Offer is extended or terminated (such time, as it may be extended, the "Expiration Time"), we will, upon the terms and subject to the conditions of the Offer, determine a single price per share, the Purchase Price, which will be not less than $3.20 and not greater than $3.60 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $3.20 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price.

        The Purchase Price will be the lowest price per share not less than $3.20 and not greater than $3.60 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $15.0 million. We will publicly announce the Purchase Price promptly after the Expiration Time and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding taxes and without interest, to all stockholders whose shares are accepted for payment pursuant to the Offer. See Section 1.

        If you wish to maximize the chance that your shares will be purchased by us, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $3.20 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $3.20 per share. See Sections 1, 3 and 8.

How many of its shares is the Company offering to purchase?

        We are offering to purchase, at the Purchase Price, outstanding shares of our common stock validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of $15.0 million. Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $3.20 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 4,687,500 shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $3.60 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 4,166,667 shares. Assuming that the Offer is fully subscribed, the maximum of 4,687,500 shares that the Company is offering to purchase under the Offer represents approximately 9.05% of the total number of shares issued and outstanding as of February 29, 2016. Assuming the Offer is fully subscribed, the minimum of 4,166,667 shares that the Company is offering to purchase under the Offer represents approximately 8.04% of the total number of shares issued and outstanding as of February 29, 2016.

        In addition, if shares having an aggregate purchase price in excess of $15.0 million are validly tendered in the Offer at or below the Purchase Price and not validly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. See Section 1.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Sections 7 and 9.

How will the Company pay for the shares?

        Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the shares, together with all related fees and expense, to be approximately $15.4 million. We intend to fund the purchase of the shares tendered in the Offer and related fees and expenses with approximately $5.0 million from cash on hand and the remaining amount from borrowings under our $20.0 million secured revolving credit facility (the "Credit Facility") with Citizens Bank, N.A. ("Citizens") pursuant to a Credit and Security Agreement dated June 10, 2015, by and among the Company, certain affiliates thereof as borrowers or guarantors, and Citizens, as amended by the First Amendment to the Credit and Security Agreement dated July 10, 2015, and the Second Amendment to the Credit and Security Agreement dated January 28, 2016 (the Credit and Security Agreement, as amended, the "Credit Agreement"). As of February 29, 2016, we had approximately $14.7 million of cash on hand, and $20.0 million available under the Credit Facility. See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 11:59 p.m., New York City time, April 11, 2016, unless we extend or terminate the Offer. See Sections 4, 7 and 15.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

        We can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. We have the discretion to determine the length of any extension that we may provide, unless such extension is required by applicable law. If we extend the Expiration Time for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Sections 4, 7 and 15.

How will I be notified if the Offer is extended, amended or terminated?

        If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 15.

What is the purpose of the Offer?

        Our Board of Directors believes that the Offer provides us with an opportunity to increase earnings per share, which furthers our long term goal of increasing stockholder value. In addition, the Offer provides an efficient method of returning capital to our stockholders while providing long-term stockholder value. Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing the shares such as open market purchases under our Repurchase Program (defined below), recent trends in the market regarding modified "Dutch auction" tender offers, trends in the equity markets generally, input and feedback from stockholders, historical trading performance of our shares, the stock of comparable public companies and the related market indices. We believe that the tender offer is a prudent use of our financial resources given our confidence in our long-term financial outlook, the strength of our balance sheet, and our potential growth opportunities.

        We believe that the modified "Dutch auction" tender offer as described in this Offer to Purchase represents, at this time, the most viable mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares of common stock without potential disruption to our share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.

        The Offer also provides our stockholders with an efficient way to sell their Shares without incurring broker's fees or commissions associated with open market sales. However, stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary. Furthermore, "odd lot holders" who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1 and Section 2.

        Assuming the completion of the Offer, we believe that our anticipated cash flows from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See "Forward-Looking Statements." In considering the Offer, our management and our Board of Directors took into account, among other considerations, the expected financial impact of the Offer on our liquidity.

What will happen to our stock repurchase program under Rule 10b-18 of the Exchange Act (the "Rule 10b-18 Repurchase Program")?

        Our Rule 10b-18 Repurchase Program started in October 2014 when our Board of Directors authorized the repurchase of up to $6.0 million of our outstanding shares of common stock from time to time during a period ending on December 31, 2015 under Rule 10b-18 of the Exchange Act. Stock repurchases under this program may be made on the open market, through 10b5-1 programs, or in private transactions in accordance with all applicable laws, rules and regulations. The transactions may be made from time to time without prior notice and in such amounts as our management deems appropriate and will be funded from cash on hand. The number of shares to be repurchased and the timing of repurchases would be based on several factors, including the price of our common stock, legal or regulatory requirements, general business and market conditions, and other investment opportunities. The timing, price and quantity of purchases are at our discretion and the program may be discontinued or suspended at any time.

        The total amount of common stock repurchased under the program through July 31, 2015 was 2.6 million shares for an aggregate price of $5.2 million. On August 4, 2015, our Board of Directors expanded the share repurchase authorization by an incremental $5.2 million, bringing its total current authorization to $6.0 million. Under the August 2015 authorization, we may repurchase shares in the open market or as otherwise may be determined by us, subject to market conditions, business opportunities and other factors. We have no obligation to repurchase shares under this program. This authorization has no expiration date and may be suspended or terminated at any time.

        As of December 21, 2015, approximately $3.9 million remained available under the program. On December 21, 2015, our Board of Directors expanded the share repurchase authorization by an incremental amount of approximately $2.1 million, bringing its total authorization to approximately $6.0 million. Under the December 2015 authorization (as with the August 2015 authorizations), the Company may from time to time repurchase shares of its common stock in the open market or as otherwise determined by us, subject to market conditions, business opportunities and other factors. The timing, price and quantity of purchases will be at our discretion. We have no obligation to repurchase shares under this program. This authorization has no expiration date and may be suspended or terminated at any time.

        As of February 29, 2016, the total common stock repurchased under Rule 10b-18 Repurchase Program was approximately 4.8 million shares for an aggregate price of approximately $11.1 million.

        In connection with the Offer, as required by Rule 13e-4 of the Exchange Act, we and our affiliates are prohibited from purchasing any shares of our common stock (other than pursuant to the Offer) until at least ten business days after the expiration or termination of the Offer. In accordance with this requirement, we suspended the Rule 10b-18 Repurchase Program as of March 10, 2016. Any pre-established 10b5-1 trading plan under the Rule 10b-18 Repurchase Program is suspended and will not be reinstated until at least ten business days after the Expiration Time. After the completion or termination of the Offer, we may continue to purchase additional shares under the Rule 10b-18 Repurchase Program. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any repurchases under the Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our common stock, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Repurchase Program will be made or that such repurchases would enhance the value of our shares.

What are the conditions to the Offer?

        Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including that:

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  no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

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  our acceptance for payment, purchase of, or payment for, any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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  no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or our subsidiary by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

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  no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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  no commencement or escalation, on or after March 11, 2016, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States;

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  no decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies measured from the close of trading on March 11, 2016, the last trading day prior to commencement of the Offer, shall have occurred;

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  no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), licenses, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

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  in the case of any of the matters described in the preceding four bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof;

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  no tender or exchange offer for any or all outstanding shares of our common stock (other than the Offer), or any merger, business combination or other similar transaction with or involving us or our subsidiary, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

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  we shall not have learned that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of outstanding shares of our common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the "SEC") on or before March 11, 2016), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 11, 2016 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 5% or more of outstanding shares of our common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or our subsidiary or any of our or its respective assets or securities;

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  no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us; and

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  we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ or eligible for deregistration under the Exchange Act.

        See Section 7.

How will the Offer affect the number of our shares outstanding and the number of record holders?

        As of February 29, 2016, we had 51,821,800 issued and outstanding shares. At the minimum Purchase Price of $3.20 per share, we would purchase 4,687,500 shares if the Offer is fully subscribed, which would represent approximately 9.05% of our outstanding shares as of February 29, 2016. At the maximum Purchase Price of $3.60 per share, we would purchase 4,166,667 shares if the Offer is fully subscribed, which would represent approximately 8.04% of our outstanding shares as of February 29, 2016. If the Offer is fully subscribed at the minimum Purchase Price, we will have 56,509,300 shares outstanding immediately following the purchase of shares tendered in the Offer, based on the number of issued and outstanding shares as of February 29, 2016 and assuming no issuances of shares prior to then. If the Offer is fully subscribed at the maximum Purchase Price, we will have 55,988,467 shares outstanding immediately following the purchase of shares tendered in the Offer, based on the number of issued and outstanding shares as of February 29, 2016 and assuming no issuances of shares prior to then. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer, as well as the Purchase Price for such shares. See Section 2.

        If any of our stockholders:

  •
  who hold shares in their own name as holders of record; or

  •
  who are "registered holders" as participants in the DTC's system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

        Stockholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.

Will the Company continue as a public company following the Offer?

        We believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares on NASDAQ or the shares becoming eligible for termination of registration under the Exchange Act. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ or eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

        If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

  •
  if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase;

  •
  if you are a holder of vested options to purchase our shares, you may exercise your vested options to purchase shares in accordance with the terms of the agreement and equity incentive plan governing the option and Company policies and practices and tender the net shares acquired from such exercise in the Offer, subject to the terms and conditions of the Offer. However, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means that you should exercise such options and pay the exercise price and any applicable withholding taxes no later than 5:00 p.m., New York City time, on April 4, 2016) in order to provide you with sufficient time to validly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason;

  •
  if you are a holder of vested restricted stock awards and the underlying shares are issued to you prior to the Expiration Time, you may tender the net shares you hold from such issuance in the Offer, subject to the terms and conditions of the Offer; or

  •
  if you are a holder of shares of our Series A Preferred Stock, which may be converted into shares of common stock at any time at the election of the holder at a rate of one share of Series A Preferred Stock to approximately 3.05 shares of common stock, you may elect to convert your shares of Series A Preferred Stock into shares of common stock in accordance with the terms of the Series A Preferred and tender the shares acquired from such conversion in the Offer, subject to the terms and conditions of the Offer. Conversion of the Series A Preferred Stock cannot be revoked even if some or all of the shares received upon the conversion thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

        In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered," indicating the price (in increments of $0.10) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned "Purchase Price Tender," in which case you will be deemed to have tendered your shares at the minimum price of $3.20 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $3.20 PER SHARE).

        If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Purchase Price Tender." Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $3.20 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer at $3.20 per share. See Section 8 for recent market prices for our common stock.

        If you want to tender your shares (a) but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedure described in Section 3.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

        Yes. You do not have to tender all of the shares that you own to participate in the Offer.

How do holders of vested options for shares participate in the Offer?

        Options to purchase our shares cannot be tendered in the Offer. If you hold vested but unexercised options and wish to participate in the Offer with respect to one or more of the underlying shares, you must first exercise such options in accordance with the terms of the agreement and equity incentive plan governing the options and the Company's policies and practices, and then you may tender the shares received upon such exercise in accordance with the Offer. If you exercise your option through a broker-assisted cashless exercise and sell some of the shares to pay the applicable exercise price and any applicable withholding taxes, you will only be able to tender the net shares that you receive after settlement of the exercise price and any withholding taxes.

        Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your share option exercise prices and the expiration date of your options, the range of tender prices, the tax consequences of exercising your options and tendering the acquired shares and the provisions for pro rata purchases by the Company described in Section 1. Employees tendering shares acquired upon exercise of incentive stock options under the U.S. federal income tax rules should be aware that "disqualifying disposition" rules may apply. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

        Please be advised that it is the optionholder's responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and pay the exercise price and applicable withholding taxes for such shares in accordance with the terms of the agreement and equity incentive plan governing the options and Company policies and practices at least five business days prior to the date on which the Expiration Time is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested share options and pay the related exercise price no later than 5:00 p.m., New York City time, April 4, 2016). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.

May holders of restricted stock awards participate in the Offer?

        If you are a holder of vested restricted stock awards and the underlying shares are issued to you prior to the Expiration Time, you may tender the net shares you hold from such issuance in the Offer, subject to the terms and conditions of the Offer. See Section 3.

May holders of shares of Series A Preferred Stock participate in the Offer?

        If you are a holder of shares of our Series A Preferred Stock, which may be converted into shares of common stock at any time at the election of the holder at a rate of one share of Series A Preferred Stock to approximately 3.05 shares of common stock, you may elect to convert your shares of Series A Preferred Stock into shares of common stock in accordance with the terms of the Series A Preferred and tender the shares acquired from such conversion in the Offer, subject to the terms and conditions of the Offer. Conversion of the Series A Preferred Stock cannot be revoked even if some or all of the shares received upon the conversion thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

If I am a participant in the Company's Employee Share Purchase Plan, how do I participate in the Offer?

        If you are a participant in the Company's 2012 Employee Stock Purchase Plan ("ESPP"), you may tender shares that you have purchased through the ESPP. You may not tender any shares subject to purchase rights that have not yet been exercised. Employees tendering shares acquired under the ESPP should be aware that "disqualifying disposition" rules may apply for U.S. federal income tax purposes. See Section 3.

In what order will we purchase the tendered shares?

        If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than $15.0 million are validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase all shares validly tendered and not validly withdrawn.

        If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price in excess of $15.0 million are validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase shares in the following order of priority:

  •
  First, all shares owned in "odd lots" (99 or fewer shares) that have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) (tenders of less than all of the shares owned, beneficially or of record, by such "odd lot" stockholders will not qualify for this preference);

  •
  Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time (except for stockholders who tendered shares conditionally for which the condition was not satisfied), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $15.0 million; and

  •
  Third, if necessary to permit us to purchase shares having an aggregate purchase price of $15.0 million, such shares (conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) for which the condition was not initially satisfied), to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

        Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

If I own 99 or fewer shares and I tender all of my shares, will I be subject to proration?

        If you own, beneficially or of record, 99 or fewer shares in the aggregate, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

        Yes. You may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 11:59 p.m., New York City time, on May 9, 2016. See Section 4.

How do I withdraw shares previously tendered?

        To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares, will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

Has the Company or its Board of Directors adopted a position on the Offer?

        Our Board of Directors has approved the Offer unanimously. However, our Board of Directors has not made, nor has the Company, the Dealer Manager, the Information Agent or the Depositary made, and no such party is making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker and legal counsel. See Section 2.

Do the directors or executive officers or affiliates of the Company intend to tender their shares in the Offer?

        Our directors and executive officers do not intend to tender their shares in the Offer. In addition, we are not aware that any of our affiliates intend to tender any shares in the Offer. See Section 11.

What will happen if I do not tender my shares?

        Stockholders who do not participate in the Offer will retain their shares and, if the Company completes the Offer, their relative percentage ownership interest in the Company will automatically increase. See Section 2.

When and how will the Company pay for my tendered shares that are accepted for purchase pursuant to the Offer?

        We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We expect that it may take up to five business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for our common stock?

        On March 11, 2016, the reported closing price of our common stock on NASDAQ was $3.43 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

        If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What are the United States federal income tax consequences if I tender my Shares?

        Generally, if you are a U.S. Holder (as defined in Section 14), your receipt of cash from us in exchange for the shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the shares purchased by us or as a distribution from us in respect of Shares. Non-U.S. Holders (as defined in Section 14) may be subject to income or withholding taxes upon the disposition of shares pursuant to the Offer. The Depositary will withhold 30% of the gross proceeds payable to a Non-U.S. Holder unless the holder provides the Depositary with (i) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with Non-U.S. Holder's conduct of a trade or business in the United States. Non-U.S. Holders may be eligible for a refund of amounts withheld to the extent consideration received is in respect of a sale or exchange of shares or is otherwise not subject to withholding tax. Please see Section 14 for a more detailed summary on the tax treatment of the Offer to U.S. and Non-U.S. Holders. As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase, and therefore, will be relevant to a stockholder's decision whether to tender shares.

        EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF PARTICIPATING IN THE OFFER.

Will I have to pay a stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

        For additional information or assistance, you may contact Georgeson, the Information Agent, or Craig-Hallum Capital Group LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the documents incorporated by reference herein may contain forward-looking statements that do not directly or exclusively relate to historical facts. Forward-looking information is based on projections and estimates, not historical information. You can identify our forward-looking statements by the use of words like "may," "may not," "believes," "do not believe," "plans," "estimates," "intends," "expects," "do not expect," "anticipates," "do not anticipate," "should," "likely" and other similar expressions that convey the uncertainty of future events or outcomes.

        When considering these forward-looking statements, you should keep in mind the cautionary statements contained in this Offer to Purchase and the documents we incorporate by reference herein.

        Forward-looking information involves risk and uncertainties and reflects our best judgment based on current information. Our forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. In addition, other known or unknown risks and factors may affect the accuracy of our forward-looking information. Our forward-looking statements speak only as of the date of this Offer to Purchase or as of the date they are made, and, except as otherwise required by applicable securities laws, we undertake no obligation to update our forward-looking statements.

 INTRODUCTION

To the Stockholders of Planet Payment, Inc.:

        Planet Payment, Inc. (the "Company," "we" or "us") invites its stockholders to tender their shares of common stock, $0.01 par value per share ("common stock" or "shares"), of the Company for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase our common stock pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not less than $3.20 nor greater than $3.60 per share, or (ii) Purchase Price Tenders (as described further below). We are offering to purchase shares having an aggregate purchase price not exceeding $15.0 million.

        The Offer will expire on April 11, 2016 at 11:59 p.m., New York City time, unless the Offer is extended or terminated by us (such time, as it may be extended, the "Expiration Time").

        After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $3.20 and not greater than $3.60 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $3.20 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per share of not less than $3.20 and not greater than $3.60 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $15.0 million. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price.

        Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

        Unless tendering directly through DTC, stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder not tendering directly through DTC who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A stockholder tendering shares through DTC using Automatic Tender Offer Program ("ATOP") who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered at more than one price, unless such shares have been previously and validly withdrawn. See Sections 3 and 4.

        THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

        THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THE OFFER UNANIMOUSLY. HOWEVER, NONE OF THE COMPANY, THE COMPANY'S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM

TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR, LEGAL COUNSEL AND/OR BROKER.

        Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $15.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares tendered and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $15.0 million, we will purchase shares in the following order of priority:

  •
  First, from all holders of "odd lots" of 99 or fewer shares who validly tender all of their shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time (tenders of less than all of the shares owned, beneficially or of record, by such "odd lot" stockholders will not qualify for this preference);

  •
  Second, from all other stockholders who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time (except for stockholders who tendered shares conditionally for which the condition was not satisfied), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $15.0 million; and

  •
  Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $15.0 million, from holders who validly tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Sections 1 and 6.

        Because of the "odd lot" priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

        In addition, if shares having an aggregate purchase price in excess of $15.0 million are tendered in the Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. See Section 1.

        The Purchase Price will be paid to stockholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Section 3.

        Also, any tendering stockholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the Internal Revenue Service ("IRS") Form W-9 included with the Letter of Transmittal and any tendering stockholder or other payee who is a Non-United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8, may be subject to U.S. federal income tax backup withholding (currently at a rate of 28%) of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.

        In addition, holders of vested but unexercised options to purchase our shares under our equity-incentive plans may exercise such options in accordance with the terms of the agreement and equity incentive plan governing the options and the Company's policies and practices, and tender in the Offer some or all of the net shares issued upon such exercise. Holders of restricted stock awards may only tender shares issued following vesting of the awards. Holder of shares of Series A Preferred Stock may elect to convert shares of Series A Preferred Stock into shares of common stock in accordance with the terms of the Series A Preferred and tender the shares acquired from such conversion in the Offer. See Sections 3 and 11.

        We will pay all reasonable fees and expenses incurred in connection with the Offer by Craig-Hallum Capital Group LLC, the Dealer Manager for the Offer, Georgeson, the Information Agent, and Computershare Trust Company, N.A., the Depositary for the Offer. See Section 16.

        As of February 29, 2016, we had 51,821,800 issued and outstanding shares. Since the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $3.20 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 4,687,500 shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $3.60 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 4,166,667 shares. Assuming that the Offer is fully subscribed, the maximum of 4,687,500 shares that the Company is offering to purchase under the Offer represents approximately 9.05% of the total number of shares issued and outstanding as of February 29, 2016. Assuming the Offer is fully subscribed, the minimum of 4,166,667 shares that the Company is offering to purchase under the Offer represents approximately 8.04% of the total number of shares issued and outstanding as of February 29, 2016. See Sections 1 and 11.

        Our common stock is listed on The NASDAQ Capital Market ("NASDAQ") and trades under the symbol "PLPM." On March 11, 2016, the reported closing price of our common stock was $3.43 per share. See Section 8.

 THE OFFER

1.     Number of Shares; Purchase Price; Proration

        General.    Promptly following the Expiration Time, the Company will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $3.20 and not greater than $3.60 per share) that it will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders.

        The Purchase Price will be the lowest price per share of not less than $3.20 and not greater than $3.60 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of tendered shares having an aggregate purchase price not exceeding $15.0 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

        Promptly after determining the Purchase Price, we will publicly announce the Purchase Price, with and all stockholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to "odd lot" priority, proration and conditional tender described below.

        Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $3.20 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer of $3.20 per share.

        In addition, if shares having an aggregate purchase price in excess of $15.0 million are tendered in the Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time.

        Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to stockholders of record on or prior to the date on which the shares are purchased under the Offer shall be for the account of such stockholders. See Section 8.

        The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Sections 7 and 9.

        Priority of Purchases.    Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $15.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $15.0 million, we will purchase shares in the following order of priority:

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  First, from all holders of "odd lots" of 99 or fewer shares who validly tender all of their shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time (tenders of less than all of the shares owned, beneficially or of record, by such "odd lot" stockholders will not qualify for this preference);

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  Second, from all other stockholders who validly tender shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time (except for stockholders who tendered shares conditionally for which the condition was not satisfied), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $15.0 million; and

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  Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $15.0 million, from holders who validly tender shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Time. See Sections 6.

        As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

        Odd Lots.    The term "odd lots" means all shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned, beneficially or of record, a total of 99 or fewer shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an "Odd Lot Holder"). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing 99 or fewer shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire as of the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all stockholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to stockholders (other than Odd Lot Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering stockholder in the Offer. Because of the difficulty in determining the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder's decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Offer; Certain Effects of the Offer

        Purpose of the Offer.    Our Board of Directors believes that the Offer provides us with an opportunity to increase earnings per share, which furthers our long term goal of increasing stockholder value. In addition, the Offer provides an efficient method of returning capital to our stockholders while providing long-term stockholder value. Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing the shares such as open market purchases under our existing repurchase program, recent trends in the market regarding modified "Dutch auction" tender offers, trends in the equity market generally, input and feedback from stockholders, and historical trading performance of our Shares, of the stock of comparable public companies and of related market indices. We believe that the tender offer is a prudent use of our financial resources given our confidence in our long-term financial outlook, the strength of our balance sheet, and our potential growth opportunities.

        We believe that the modified "Dutch auction" tender offer as described in this Offer to Purchase represents, at this time, the most viable mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment. We believe that the Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares of common stock without potential disruption to our share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.

        Assuming the completion of the Offer, we believe that our anticipated cash flows from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual results may differ significantly from our expectations. See "Forward-Looking Statements." In considering the Offer, our management and our Board of Directors took into account, among other considerations, the expected financial impact of the Offer on our liquidity.

        Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open market sales. However, stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary. Furthermore, any Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions, but also any applicable odd lot discounts that might be payable on sales of their shares in market transactions.

        In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in the Company and its future earnings and assets, while also bearing the attendant risks associated with owning the Company's common stock.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

        Certain Effects of the Offer.    Stockholders who do not tender their shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Stockholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

        The Offer will reduce our "public float" (the number of our common stock owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders.

        Our directors and executive officers have advised us that they do not intend to tender shares in the Offer. In addition, we are not aware that any of our affiliates intend to tender any shares in the Offer. The equity ownership of our directors and executive officers will proportionately increase as a percentage of outstanding shares of our common stock following the consummation of the Offer. Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions, including sales pursuant to 10b5-1 trading plans, at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. See Section 11.

        In connection with the Offer, to the extent that any of our directors, executive officers or affiliates has a 10b5-1 trading plan for our common stock, such plan has been suspended or terminated in accordance with Rule 13e-4 of the Exchange Act and terms of such plan. See Section 11.

        Based on the published guidelines of NASDAQ and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares on

NASDAQ. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ or eligible for deregistration under the Exchange Act. See Sections 7 and 12.

        Shares acquired pursuant to the Offer will become treasury shares of the Company. As treasury shares, these shares will be available to us without further stockholder action, except as required by applicable law or the rules of NASDAQ or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the shares purchased in the Offer.

        Other Plans or Proposals.    Except as disclosed or incorporated by reference in this Offer to Purchase, the Company currently has no plans, proposals or negotiations that relate to or would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its material subsidiaries;

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  any purchase, sale or transfer of a material amount of assets of the Company;

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  any material change in the indebtedness or capitalization of the Company;

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  any material change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

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  any other material change in the Company's corporate structure or business;

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  any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on NASDAQ;

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  the suspension of the Company's obligation to file reports under Section 15(d) of the Exchange Act;

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  the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than in connection with awards granted to certain employees (including directors and officers) under existing equity incentive plans; or

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  any changes in the Company's Restated Certificate of Incorporation, Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

        Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    For shares to be tendered validly in the Offer:

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  the certificates for shares of our common stock, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

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  the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

        In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered," indicating the price (in increments of $0.10) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned "Purchase Price Tender," in which case you will be deemed to have tendered your shares at the minimum price of $3.20 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $3.20 PER SHARE). A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Stockholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Purchase Price Tender." Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $3.20 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. See Section 8 for recent market prices for our common stock.

        If tendering stockholders using a Letter of Transmittal wish to indicate a specific price (in increments of $0.10) at which their shares are being tendered, they must check the box indicating such price under the section captioned "Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered." Tendering stockholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the stockholder. A stockholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A stockholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

        Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank,

trust company or other nominee in order to tender their shares. Stockholders who hold shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary.

        Odd Lot Holders must tender all of their shares and also complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

        Stockholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

        Signature Guarantees and Method of Delivery.    If a certificate for our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

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  the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

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  shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution").

        In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary's account in accordance with DTC's procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

        The confirmation of a book-entry transfer of shares into the Depositary's account at DTC is referred to in this Offer to Purchase as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures will not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against that participant.

        Guaranteed Delivery.    If a stockholder wishes to tender shares in the Offer and the stockholder's share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

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  the tender is made by or through an Eligible Institution;

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  the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

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  the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

        Stockholders may contact the Information Agent, the Dealer Manager or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

        Stock options.    Options to purchase our shares cannot be tendered in the Offer. If you hold vested but unexercised options and wish to participate in the Offer with respect to one or more of the underlying shares, you must first exercise such options in accordance with the terms of the agreement and equity incentive plan governing the options and the Company's policies and practices, and tender the shares received upon such exercise in accordance with the Offer. If you exercise the option through a broker-assisted cashless exercise and sell some of the shares to pay the applicable exercise price and any applicable withholding taxes, you will only be able to tender the net shares that you hold after settlement of the exercise price and any withholding taxes.

        Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your share option exercise prices and the expiration date of your options, the range of tender prices, the tax consequences of exercising your options and tendering the acquired shares and the provisions for pro rata purchases by the Company described in Section 1. Employees tendering shares acquired upon exercise of incentive stock options under the U.S. federal income tax rules should be aware that "disqualifying disposition" rules may apply. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

        Please be advised that it is the optionholder's responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested share options in a time period sufficient to allow tender of those shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and pay the exercise price for such shares and withholding taxes in accordance with the terms of the agreement and equity incentive plan governing the options and Company policies and practices at least five business days prior to the date on which the Expiration Time is initially schedule to occur (which, unless the Offer is extended, means you should exercise your vested share options and pay the related exercise price no later than 5:00 p.m., New York City time, on April 4, 2016). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

        Restricted Stock Awards.    If the restricted stock award has vested and the underlying shares are issued to the holders prior to the Expiration Time, such holders may tender any such issued shares that they hold (net of any shares withheld or sold to cover any applicable withholding taxes). See "—Valid Tender of Shares" above.

        Series A Preferred Stock.    If you are a holder of shares of our Series A Preferred Stock, which may be converted into shares of common stock at any time at the election of the holder at a rate of one share of Series A Preferred Stock to approximately 3.05 shares of common stock, you may elect to convert your shares of Series A Preferred Stock into shares of common stock in accordance with the terms of the Series A Preferred and tender the shares acquired from such conversion in the Offer, subject to the terms and conditions of the Offer. Conversion of the Series A Preferred Stock cannot be revoked even if some or all of the shares received upon the conversion thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

        ESPP.    If you are a participant in the ESPP, you may tender shares that you have purchased through the ESPP. You may not tender any shares subject to purchase rights that have not yet been exercised. Employees tendering shares acquired under the ESPP should be aware that "disqualifying disposition" rules may apply for U.S. federal income tax purposes.

        Return of Unpurchased Shares.    If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

        Backup Withholding.    Under the United States federal income tax laws, payments to a tendering stockholder or other payee who is a U.S. Holder (as defined in Section 14) may be subject to "backup withholding" at the applicable statutory rate (currently 28%), unless a tendering stockholder or other payee:

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  provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information and certifies under penalties of perjury, among other things, that the taxpayer identification number is correct; or

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  is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

        A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the "IRS").

        TO PREVENT BACKUP WITHHOLDING ON CASH PAYABLE UNDER THE OFFER, EACH STOCKHOLDER SHOULD PROVIDE THE DEPOSITARY WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE OR SHE IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. CERTAIN "EXEMPT RECIPIENTS" (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN NON-U.S. HOLDERS (AS DEFINED IN SECTION 14)) ARE NOT SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING TAX. IN ORDER FOR A NON-U.S. HOLDER TO QUALIFY AS AN EXEMPT RECIPIENT AND AVOID BACKUP WITHHOLDING, SUCH NON-U.S. HOLDERS MUST COMPLETE AND SIGN THE APPROPRIATE IRS FORM W-8, A COPY OF WHICH MAY BE OBTAINED FROM THE DEPOSITARY OR AT WWW.IRS.GOV.

        Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

        United States Federal Withholding Tax on Payments to Non-U.S. Holders.    Non-U.S. Holders may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in Section 14, a sale of Shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholder's facts and circumstances. The Depositary generally will treat payments made to Non-U.S. Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of the gross proceeds payable to a Non-U.S. Holder unless the holder provides the Depositary with (i) a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of Shares pursuant to the Offer satisfies the requirements for sale or exchange treatment described in Section 14 or the Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due.

        NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

        For a discussion of United States federal income tax consequences to tendering stockholders, see Section 14.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by the Company, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which it determines may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not it waives similar defects or irregularities in the case of any other stockholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a "net long position" (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares ("Equivalent Securities") that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (i) such stockholder has a "net long position" in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

        Lost or Destroyed Certificates.    If any certificate representing our common stock has been lost or destroyed, the stockholder should promptly notify the Depositary at (781) 575-2879 or (877) 373-6374. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

        Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to the Company, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4.     Withdrawal Rights

        Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless the Company has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 11:59 p.m., New York City time, on May 9, 2016. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

        For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A stockholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC's procedures.

        All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by the Company, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. None of the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

        Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

        If the Company extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of the Company, and such shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).

5.     Purchase of Shares and Payment of Purchase Price

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering pursuant to Auction Tenders and (2) accept for payment and pay an aggregate purchase price of up to $15.0 million for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the "odd lot" priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other required documents.

        We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

        Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.     Conditional Tender of Shares

        Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the stockholder, rather than as a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder's shares tendered must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of

Guaranteed Delivery. It is the tendering stockholder's responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering shares.

        Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Time, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $15.0 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Time.

        After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $15.0 million, then, to the extent feasible, we may select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we may select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have validly tendered all of their shares.

7.     Conditions of the Offer

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

  •
  there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

  •
  challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

  •
  seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

  •
  our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

  •
  any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or our subsidiary by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

  •
  indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

  •
  is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

  •
  there shall have occurred any of the following:

  •
  any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

  •
  the commencement or escalation, on or after March 11, 2016, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

  •
  no decrease of more than 10% in the market price of the shares or in the general level of market prices for equity securities in the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies measured from the close of trading on March 11, 2016, the last trading day prior to commencement of the Offer, shall have occurred;

  •
  any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), licenses, franchises, permits, or prospects or in ownership of our shares, which in our reasonable judgment is or may be materially adverse to us; or

  •
  in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of our outstanding shares of common stock (other than the Offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction;

  •
  we shall have learned that any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of outstanding shares of our common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before March 11, 2016), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 11, 2016 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 5% or more of outstanding shares of our common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

  •
  any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

  •
  we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ or eligible for deregistration under the Exchange Act.

        Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time in our discretion prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if the Company's determinations are challenged by stockholders.

8.     Price Range of Shares; Dividends

        The principal market for our shares of common stock is NASDAQ. Our shares of common stock are traded under the symbol "PLPM." The following table sets forth, for the quarters indicated, the high and low intra-day sales prices per share of our common stock on NASDAQ.

	Shares Traded on NASDAQ under the ticker "PLPM" (US Dollars)
Fiscal Period	High	Low
Fiscal Year ending December 31, 2014
First Quarter	$4.03	$2.69
Second Quarter	3.04	2.12
Third Quarter	3.03	1.94
Fourth Quarter	2.11	1.33
Fiscal Year ending December 31, 2015
First Quarter	$2.15	$1.45
Second Quarter	2.73	1.80
Third Quarter	3.25	2.06
Fourth Quarter	3.17	2.41
Fiscal Year ending December 31, 2016
First Quarter (through March 11, 2016	$3.57	$2.19

        On March 11, 2016, the reported closing price of our common stock on NASDAQ was $3.43 per share.

        We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to declare or pay any dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and other factors that our Board of Directors considers relevant.

9.     Source and Amount of Funds

        Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the shares, together with all related fees and expenses, to be approximately $15.4 million. We intend to fund the purchase of the shares tendered in the Offer and related fees and expenses with approximately $5.0 million from cash on hand and the remaining amount from borrowings under the Credit Facility. As of February 29, 2016, we had approximately $14.7 million of cash on hand, and $20.0 million available under the Credit Facility. The Offer is not conditioned upon financing, although the Offer is subject to certain conditions. See Section 7.

        Credit Facility.    The Company has a $20.0 million secured revolving credit facility pursuant to a Credit and Security Agreement dated June 10, 2015, by and among the Company, certain affiliates thereof as borrowers or guarantors, and Citizens, as amended by the First Amendment to the Credit and Security Agreement dated July 10, 2015, and the Second Amendment to the Credit and Security Agreement dated January 28, 2016. The line of credit under the Credit Agreement is secured by substantially all of the Company's personal property, including the Company's intellectual property and that of its subsidiaries that are borrowers or guarantors. The interest rate applicable to committed borrowings is tied to LIBOR plus a margin of 2.5%. The Credit Agreement also provides for a letter of credit sub-facility of up to $2.0 million. The Credit Agreement contains customary affirmative and negative covenants, including, among others, financial covenants based on the Company's leverage and fixed charge coverage ratios, as well as an obligation to maintain a minimum availability requirement of at least $5.0 million in the aggregate of cash and availability under the line of credit. The Credit Facility will provide funds for general corporate purposes and repurchases of issued and outstanding capital stock of the Company. The Credit Facility matures on December 31, 2020 and is payable in full upon maturity. As of March 11, 2016, the Company was in compliance with all financial covenants contained in the Credit Agreement and no amounts were outstanding. The Company intends to repay any amount outstanding under the Credit Facility in accordance with the terms of the Credit Facility.

10.   Certain Information Concerning the Company

        We are a provider of international payment and transaction processing and multi currency processing services. We provide our services to approximately 118,000 active merchant locations in 21 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through our acquiring bank and processor customers, as well as through our own direct sales force. We provide banks and their merchants with innovative services to accept, process and reconcile electronic payments. Our point of sale multi currency payment processing services are designed for merchants in the retail, restaurant, and hospitality environments. We also provide payment services for e commerce and mail and telephone order merchants. Our point of sale and e commerce services help merchants sell more goods and services to consumers, and are integrated within the international payment card transaction process enabling our acquiring customers to process and reconcile payment transactions in multiple currencies, geographies and channels. Our ATM services provide our domestic and international acquirers with additional processing capabilities to help them increase revenue and improve customer satisfaction. We also offer transaction processing services that allow merchants to offer a range of commercial services including pre paid mobile phone top up and bill payments using the same point of sale devices deployed to accept payment cards. We are a registered third party processor with the major card associations and operate in accordance with industry standards, including the Payment Card Industry, or PCI, Security Council's Data Security Standards.

        We were incorporated in Delaware in October 1999. Our corporate headquarters are located at 670 Long Beach Blvd., Long Beach, New York 11561, and our main telephone number is (516) 670-3200. We maintain a website at www.planetpayment.com. The information contained on our website, unless otherwise expressly provided herein, is neither part of, nor incorporated by reference into, this Offer to Purchase.

        Available Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, including share options, restricted stock awards, and other awards under the Company's equity compensation plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the "Schedule TO") with the SEC that includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company's publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Company's website located at www.planetpayment.com to access the Schedule TO and related documents.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on March 3, 2016; and

  •
  our Current Report on Form 8-K as filed with the SEC on February 3, 2016.

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC's website at the address or website set forth above.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Planet Payment, Inc.
670 Long Beach Blvd
Long Beach, NY 11561
Attn: David R. Fishkin, Vice President, Corporate Counsel and Secretary

        Copies of these filings are also available, without charge, on our website at www.planetpayment.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding

        As of February 29, 2016, we had 51,821,800 issued and outstanding shares of common stock. Because the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $3.20 per share, the minimum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 4,687,500 shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $3.60 per share, the maximum Purchase Price under the Offer, the number of shares that will be purchased under the Offer is 4,166,667 shares. Assuming that the Offer is fully subscribed, the maximum of 4,687,500 shares that the Company is offering to purchase under the Offer represents approximately 9.05% of the total number of shares issued and outstanding as of February 29, 2016. Assuming the Offer is fully subscribed, the minimum of 4,166,667 shares that the Company is offering to purchase under the Offer represents approximately 8.04% of the total number of shares issued and outstanding as of February 29, 2016.

Interests of Directors and Executive Officers

        As of February 29, 2016, our directors and executive officers as a group (6 persons) beneficially owned an aggregate of 9,692,880 shares, representing approximately 16.1% of the total number of outstanding shares of common stock on a fully diluted basis. Our directors and executive officers have advised us that they do not intend to tender shares in the Offer. In addition, we are not aware of any of our affiliates that intend to tender any shares in the Offer. The equity ownership of our directors and executive officers will proportionately increase as a percentage of outstanding shares of our common stock following the consummation of the Offer. Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer.

        In August 2015, our executive officers Carl J. Williams, Robert J. Cox III and Raymond D'Aponte were granted 300,000 shares, 200,000 shares and 100,000 shares of restricted stock, respectively. With respect to 75,000, 50,000 and 25,000 of such shares owned by Messrs. Williams, Cox and D'Aponte, respectively, these shares will vest in equal tranches over time with a vesting commencement date of May 1, 2015 (two years in the case of Mr. Williams and three years in the case of Messrs. Cox and D'Aponte). Further, these shares are subject to a performance price target, such that vesting requires the "Stock Price," which is defined as the volume weighted average price of our common stock for either seven consecutive trading days or any ten trading days during any applicable rolling 35 consecutive trading day period, to equal or exceed $4.00 per share at any time after August 4, 2015.

        With respect to the remaining 225,000, 150,000 and 75,000 of such shares owned by Messrs. Williams, Cox and D'Aponte, respectively, these shares will vest immediately in the event (i) the Stock Price (as defined above) equals or exceeds $3.50 per share at any time after August 4, 2015; or (ii) we achieve a minimum EBITDA (as defined in the restricted stock agreements) by December 31, 2017 of not less than $18 million.

        To the extent the Stock Price equals or exceeds $3.50 or $4.00 per share, as the case may be, the performance goal with respect to such target price will be satisfied and all shares of restricted stock in respect thereof will vest (subject only to the time-based vesting condition with respect to the shares with $ 4.00 target Stock Price), even if the Stock Price subsequently falls below such target amount per share.

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 29, 2016, by:

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our directors and executive officers as a group.

        Percentage ownership of our common stock is based on 51,821,800 shares of our common stock outstanding on February 29, 2016, percentage ownership for preferred stock beneficially owned is based on 6,851,144 shares of our preferred stock outstanding on an as-converted to common stock basis and percentage ownership for total voting power is based on 58,672,944 shares of our common stock, including our preferred stock on an as-converted to common stock basis. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our capital stock subject to options, warrants or other convertible securities that are currently exercisable or exercisable within 60 days of February 29, 2016 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

        Unless otherwise indicated, the address of each of the individuals and entities named in the table below is c/o Planet Payment, Inc., 670 Long Beach Blvd., Long Beach, New York 11561.

	Shares beneficially owned
			Series A Preferred Stock (on an-as converted to common stock basis)
	Common Stock
					% of Total Voting Power
Name of beneficial owner	Number	Percentage	Number	Percentage
Directors and executive officers:
Carl J. Williams(1)	811,516	1.6	—	—	1.4
Raymond D'Aponte(2)	239,820	*	—	—	*
Robert J. Cox III(3)	806,308	1.5	—	—	1.4
Jonathan Kaiden(4)	389,660	*	—	—	*
Shane H. Kim(5)	6,931,464	13.3	—	—	11.8
Cameron R. M. McColl(6)	508,778	*	—	—	*
All executive officers and directors as a group (6 persons)(7)	9,692,880	18.2	—	—	16.1
5% stockholders:
Entities affiliated with Camden Partners(5)	6,931,464	13.3	—	—	11.8
Entities affiliated with Andwel Partners(8)	708,963	1.4	4,325,813	63.1	8.6
Andrew Paul and affiliated entities(9)	1,832,995	3.5	2,162,907	31.6	6.8

*
Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)
Includes (i) options exercisable for 352,926 shares of common stock within 60 days of February 29, 2016 and (ii) 223,166 shares of restricted stock that are subject to a right of repurchase in our favor upon Mr. Williams' cessation of service prior to vesting or if performance goals are not achieved.

(2)
Includes (i) options exercisable for 135,000 shares of common stock within 60 days of February 29, 2016 and (ii) 107,274 shares of restricted stock that are subject to a right of repurchase in our favor upon Mr. D'Aponte's cessation of service prior to vesting or if performance goals are not achieved.

(3)
Includes (i) options exercisable for 502,000 shares of common stock within 60 days of February 29, 2016 and (ii) 201,436 shares of restricted stock that are subject to a right of repurchase in our favor upon Mr. Cox's cessation of service prior to vesting or if performance goals are not achieved.

(4)
Includes options exercisable for 214,250 shares of common stock within 60 days of February 29,2016, and (ii) 24,424 shares of restricted stock that are subject to a right of repurchase in our favor upon Mr. Kaiden's cessation of service prior to vesting.

(5)
Includes (i) options held by Mr. Kim exercisable for 114,000 shares of common stock within 60 days of February 29, 2016 and (ii) 25,424 shares of restricted stock that are subject to a right of repurchase in our favor upon Mr. Kim's cessation of service prior to vesting. Also includes (i) 1,997,513 shares held by Camden Partners Strategic Fund II-A, L.P., (ii) 118,496 shares held by Camden Partners Strategic Fund II-B, L.P., (iii) 4,446,267 shares held by Camden Partners Strategic Fund III, L.P. and (iv) 184,780 shares held by Camden Partners Strategic Fund III-A, L.P. (together, the "Camden Funds"). The general partner of Camden Partners Strategic

  Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. is Camden Partners Strategic II, LLC ("Fund II GP"). The general partner of Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. is Camden Partners Strategic III, LLC ("Fund III GP"). The managing member of Fund III GP is Camden Partner Strategic Manager, LLC ("CPSM"). The managing members of Fund II GP and CPSM are David L. Warnock, Donald W. Hughes and Richard M. Berkeley (the "Managing Members"). The Managing Members hold shared voting and dispositive power over the shares held by the Camden Funds. Mr. Kim and each of the Managing Members disclaim beneficial ownership of the shares except to their pecuniary interest in each of the Camden Funds. The address for Mr. Kim and the entities affiliated with Camden Partners is 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202.

(6)
Includes (i) options exercisable for 214,250 shares of common stock within 60 days of February 29, 2016 and (ii) 25,424 shares of restricted stock that are subject to a right of repurchase in our favor upon Mr. McColl's cessation of service prior to vesting.

(7)
Includes (i) options exercisable for 1,532,426 shares of common stock within 60 days of February 29, 2016 that are held by our directors and officers as a group and (ii) 710,406 shares of restricted stock that are subject to a right of repurchase in our favor upon cessation of service of our directors and officers prior to vesting or if performance goals are not achieved.

(8)
Includes 4,325,813 shares of Series A Preferred Stock on an as-converted to common stock basis. The owners and managers of Andwel Partners are Patrick Welsh and Bruce Anderson, who hold shared voting and investment power over the shares held by Andwel Partners. The address of the entities affiliated with Andwel Partners is 320 Park Avenue, 25th Floor, New York, New York 10022.

(9)
Includes (i) 2,162,907 shares of Series A Preferred Stock on an as-converted to common stock basis held by AMP Associates LLC, (ii) 1,640,995 shares of common stock held by AMP Associates LLC and (iii) 192,000 shares held by Pondfield Holdings L.P. Mr. Paul is the managing member of AMP Associates LLC and holds voting and investment power. The address of AMP Associates LLP is 601 Lexington Avenue, New York NY 10022. Mr. Paul is the managing member of Pondfield Holdings L.P. and holds sole voting and investment power. The address of Mr. Paul and his Pondfield Holdings L.P. is 283 Pondfield Road, Bronxville, New York 10708.

        None of our existing stockholders has different voting rights from other stockholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Recent Securities Transactions

        Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the 60 days before the date of this offer, except as otherwise set forth in this offer to purchase and except for the following transactions:

Transaction Party	Date	Number of Shares	Price
Ray D'Aponte(1)	03/01/2016	100,000 (grant of stock option)	$0 paid for the option grant
Entities affiliated with Camden Partners(2)	03/03/2016	11,408 (open market sale pursuant to a 10b5-1 plan)	$3.26/share

(1)
As reported on a Form 4 filed with the SEC on March 3, 2016.

(2)
As reported on a Form 4, part 1 and part 2 of which were separately filed with the SEC on March 7, 2016. According to the Form 4, on March 3, 2016, Camden Partners Strategic Fund II-A, L.P., Camden Partners Strategic Fund II-B, L.P., Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. (collectively, the "Camden Funds") sold 3,377 shares, 205 shares, 7,518 shares and 308 shares, respectively, at $3.26/share. The Camden Funds, together with Camden Partners Strategic II, LLC ("Fund II GP"), Camden Partner Strategic Manager, LLC ("CPSM") and certain other affiliated entities, are referred to herein as the "Camden Partners." Mr. Shane Kim, one of our directors, is a Managing Member of Fund II GP and CPSM. Mr. Kim disclaims beneficial ownership of the shares except to his pecuniary interest in each of the Camden Funds.

Rule 10b-18 Repurchase Program

        Our Rule 10b-18 Repurchase Program started in October 2014 when our Board of Directors authorized the repurchase of up to $6.0 million of our outstanding shares of common stock from time to time during a period ending on December 31, 2015 under Rule 10b-18 of the Exchange Act. Stock repurchases under this program may be made on the open market, through 10b5-1 programs, or in privately transactions in accordance with all applicable laws, rules and regulations. The transactions may be made from time to time without prior notice and in such amounts as our management deems appropriate and will be funded from cash on hand. The number of shares to be repurchased and the timing of repurchases would be based on several factors, including the price of our common stock, legal or regulatory requirements, general business and market conditions, and other investment opportunities. The timing, price and quantity of purchases are at our discretion and the program may be discontinued or suspended at any time.

        The total amount of common stock repurchased under the program through July 31, 2015 was 2.6 million shares for an aggregate price of $5.2 million. On August 4, 2015, our Board of Directors expanded the share repurchase authorization by an incremental $5.2 million, bringing its total current authorization to $6.0 million. Under the August 2015 authorization, we may repurchase shares in the open market or as otherwise may be determined by us, subject to market conditions, business opportunities and other factors. We have no obligation to repurchase shares under this program. This authorization has no expiration date and may be suspended or terminated at any time.

        As of December 21, 2015, approximately $3.9 million remained available under the program. On December 21, 2015, our Board of Directors expanded the share repurchase authorization by an incremental amount of approximately $2.1 million, bringing its total authorization to approximately $6.0 million. Under the December 2015 authorization (as with the August 2015 authorizations), the Company may from time to time repurchase shares of its common stock in the open market or as otherwise determined by us, subject to market conditions, business opportunities and other factors. The timing, price and quantity of purchases will be at our discretion. We have no obligation to repurchase shares under this program. This authorization has no expiration date and may be suspended or terminated at any time.

        As of February 29, 2016, the total common stock repurchased under Rule 10b-18 Repurchase Program was approximately 4.8 million shares for an aggregate price of approximately $11.1 million.

        In connection with the Offer, as required by Rule 13e-4 of the Exchange Act, we and our affiliates are prohibited from purchasing any shares of our common stock (other than pursuant to the Offer) until at least ten business days after the expiration or termination of the Offer. In accordance with this requirement, we suspended the Rule 10b-18 Repurchase Program as of March 10, 2016. Any pre-established 10b5-1 trading plan under the Rule 10b-18 Repurchase Program is suspended and will not be reinstated until at least ten business days after the Expiration Time. After the completion or termination of the Offer, we may continue to purchase additional shares under the Rule 10b-18

Repurchase Program. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. The amount and timing of any repurchases under the Repurchase Program after the expiration or termination of the Offer will depend on a number of factors, including but not limited to, the trading price, volume and availability of our common stock, applicable legal requirements, our business and financial conditions and general market environment. There is no guarantee that any repurchases under the Repurchase Program will be made or that such repurchases would enhance the value of our shares.

Equity-Based Compensation

        2000 Stock Incentive Plan.    The Company maintains its 2000 Stock Incentive Plan, which was terminated upon the adoption of the Company's 2006 Equity Incentive Plan. No additional awards may be granted under the 2000 Stock Incentive Plan; however, any outstanding options granted under the 2000 Stock Incentive Plan remain outstanding, subject to the terms of the 2000 Stock Incentive Plan and stock option agreements, until they are exercised or until they terminate or expire by their terms. As of December 31, 2015, no options were outstanding and no shares were available for future grant under the 2000 Stock Incentive Plan.

        2006 Equity Incentive Plan.    The Company maintains its 2006 Equity Incentive Plan, which was terminated upon the adoption of the Company's 2012 Equity Incentive Plan. No additional awards may be granted under the 2000 Stock Incentive Plan; however, any outstanding awards granted under the 2006 Equity Incentive Plan remain outstanding, subject to the terms of the 2006 Equity Incentive Plan and equity award agreements, until they are vested, exercised or until they terminate or expire by their terms. As of December 31, 2015, options to purchase 7,621,127 shares were outstanding and no shares were available for future grant under the 2006 Equity Incentive Plan.

        2012 Equity Incentive Plan.    The Company's 2012 Equity Incentive Plan provides for grant of various equity-based awards, including incentive and nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and stock bonus awards to employees, non-employee directors and consultants. The 2012 Equity Incentive Plan authorizes the issuance of an aggregate of 5,000,000 shares plus (i) any shares available for issuance under the Company's 2006 Equity Incentive Plan, which was terminated upon the effective date of the 2012 Plan, and (ii) any shares subject to outstanding options under the Company's 2000 Stock Incentive Plan and the Company's 2006 Equity Incentive Plan which are forfeited, cancel or which expire. The number of shares of common stock reserved for issuance under the Company's 2012 Equity Incentive Plan increased automatically on the first day of January of each of 2015 and 2016 by an amount equal to 4% of the number of shares of common stock outstanding on the preceding December 31, unless the Company's Board of Directors elects to authorize a lesser number of shares in any given year. For each of 2015 and 2016, the Company's Board of Directors elected not to increase the number of shares reserved for issuance under the Company's 2012 Equity Incentive Plan. As of February 29, 2016, approximately 19.4 million shares were reserved for issuance under the Company's 2012 Equity Incentive Plan.

        2012 Employee Stock Purchase Plan.    The Company's 2012 Employee Stock Purchase Plan authorizes the issuance of an aggregate of 800,000 shares of common stock. The number of shares of common stock reserved for issuance under the ESPP will increase automatically on the first day of January of each of 2015 through 2019 by an amount equal to 1% of the number of shares of common stock outstanding on the preceding December 31, unless the Company's Board of Directors elects to authorize a lesser number of shares in any given year. As of February 29, 2016, no shares were issued or outstanding under the ESPP. Under the ESPP, eligible employees will be able to acquire shares of our common stock by accumulating funds through payroll deductions. The purchase price for shares of our common stock purchased under the ESPP will be 85% of the lesser of the fair market value of our common stock on (1) the first trading day of the applicable offering period and (2) the last trading day of each purchase period in the applicable offering period. The ESPP will terminate on the tenth anniversary of the first purchase date, unless it is terminated earlier by the Company's Board of Directors or as a result of the issuance of all of the shares of common stock reserved for issuance under the ESPP.

        Executive Retention Agreements; Other Employment or Executive Agreements.    Pursuant to the terms of executive retention agreement with each of Robert J. Cox III and Raymond D'Aponte, we have agreed to provide specified severance and bonus amounts and to accelerate the vesting on their equity awards upon each of their termination upon a change of control or an involuntary termination, as each term is defined in the agreements.

        From time to time the Company enters into employment agreements or executive agreements with certain executive officers which provide for the grant of equity awards under the 2012 Equity Incentive Plan and provide for the executive's participation in the Company's other benefit plans.

        Director Compensation.    Our Board of Directors has a compensation policy pursuant to which non-employee directors are entitled to receive the following compensation:

  •
  With effect from April 1, 2014, an annual cash retainer of $50,000, to be paid quarterly with each payment made after the end of the calendar quarter.

  •
  Each non-employee director who becomes a member of our Board of Directors will be granted an initial option to purchase 50,000 shares of our common stock upon election to our Board of Directors. On the date of each annual stockholder meeting subsequent to initial election to our Board of Directors, each non-employee director who continues to serve on our Board of Directors immediately following such meeting will be granted restricted shares of our common stock having a value equal to $60,000 based on the closing price of our common stock on NASDAQ on the date of the meeting. If the non-employee director was first elected to our Board of Directors less than six months prior to the annual stockholder meeting, such non-employee director will instead receive a reduced number of restricted shares of our common stock based on the time served. The annual grants will be made automatically, as of the close of business on the date of the annual stockholder meeting, in which case, the grant will occur automatically upon the termination of the closed period. Each initial option grant vests and becomes exercisable as to 1/3rd of the shares on the 12-month anniversary from the vesting commencement date and 1/36th of the shares each month thereafter, such that the grant vests in full after three years. Each annual restricted stock grant vests and becomes exercisable in full twelve months after the date of grant. All options and restricted stock will become fully vested and exercisable immediately prior to a change of control. Additionally, an non-employee director's initial option grant will become fully vested and exercisable in the event that the non-employee director fails to serve on our Board of Directors for the duration of the vesting term solely as a result of our Board of Directors' failure to re-nominate the non-employee director for election by our stockholders, other than a failure to re-nominate the non-employee director for cause.

        Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including customary and reasonable travel expenses incurred to attend meetings solely among the non-employee directors.

        Rule 10b5-1 Trading Plans.    Our directors and executive officers have in the past, and may in the future, from time to time execute sales of our common stock under customary Rule 10b5-1 trading plans between each such executive officer or director, as the case may be, and a broker. In connection with the Offer, to the extent that any of our directors, executive officers or affiliates has a 10b5-1 trading plan for our common stock, such plan has been suspended or terminated in accordance with Rule 13e-4 of the Exchange Act and terms of such plan. See Section 11.

        Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. The foregoing description of agreements and arrangements involving the shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Registration Rights Agreement

        Pursuant to the terms of a registration rights agreement, dated as of November 10, 2004, as amended, entered into by us and certain of our investors, certain holders of our common stock (which includes, without limitation, shares of our Series A Preferred Stock on an as-converted to common stock basis) are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the "Securities Act). Under this agreement, the holders have demand registration rights, piggyback registration rights and Form S-3 registration rights. Such registration rights will expire five years after the effective date of our initial public offering. The registration rights will terminate earlier with respect to a particular stockholder to the extent all of the shares held by such holder may be sold under Rule 144 of the Securities Act in any three month period.

Series A Preferred Stock

        Under our Restated Certificate of Incorporation, we are authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share. Of these shares of preferred stock, 2,243,750 shares are designated as "Series A Preferred Stock" Each issued share of Series A Preferred Stock is convertible into approximately 3.05 shares of common stock, for a total of 6,851,144 shares of common stock. Series A Preferred Stock may be converted into shares of common stock at any time at the election of the holder. In addition, all issued Series A Preferred Stock automatically convert into shares of common stock upon the consent of the holders of at least two-thirds of the voting power of the issued Series A Preferred Stock, or immediately prior to the closing of an initial public offering of common stock registered with the SEC in which the valuation of our company is at least $50.0 million and the net proceeds of the offering are at least $25.0 million.

        Upon the admission of our common stock to AIM in March 2006, substantially all of the rights, preferences and privileges of the Series A preferred stockholders, except for the liquidation preference, terminated. The only difference in rights between the Series A Preferred Stock and the common stock is the payment of a liquidation preference on the Series A Preferred Stock in the event of an acquisition, liquidation or winding up of us. "Acquisition" is defined for purposes of payment of the liquidation preference as a consolidation or merger (or similar transaction) of us with or into any other corporation or the sale of all of our capital stock, in each case where the shareholders immediately prior to such transaction fail to retain a majority voting power of our stock following such transaction, or a sale, lease, exclusive license or other disposition of all or substantially all of our assets. Upon such a liquidation event, each share of Series A Preferred Stock entitles its holder to receive an amount equal to the original purchase price for the Series A Preferred Stock prior to payment on the common stock. The aggregate liquidation preference for the Series A Preferred Stock is approximately $9.0 million. In the event of an acquisition of our company, the holders of Series A Preferred Stock would be entitled to receive the first approximately $9.0 million of the purchase price. After payment of this liquidation preference, the remaining proceeds would be distributed pro rata among the holders of common stock. The Series A Preferred Stock otherwise has identical rights to common stock on an as converted basis, including with respect to voting and dividends.

General

        Except as described in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.   Effects of the Offer on the Market for Shares; Registration under the Exchange Act

        The purchase by us of shares of our common stock pursuant to the Offer will reduce the number of shares of our common stock that might otherwise be traded publicly and is likely to reduce the number of stockholders.

        We believe that there will be a sufficient number of shares of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from NASDAQ. See Sections 2 and 7.

        Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act. A condition to our obligation to accept and purchase and pay for shares tendered in the Offer, among other conditions, is that we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be eligible for deregistration under the Exchange Act. See Sections 2 and 7.

13.   Legal Matters; Regulatory Approvals

        Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer.

        Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Sections 7 and 9.

14.   Material U.S. Federal Income Tax Consequences

        The following summary describes certain material United States federal income tax consequences of the Offer to stockholders whose shares are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer will not incur any United States federal income tax liability as a result of the Offer. This summary addresses only Shares held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment). This summary does not address special situations including, without limitation, those of financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, regulated investment companies, real estate investment trusts, "S" corporations, partnerships or other pass-through entities (including entities treated as such for United States federal income tax purposes), United States expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold shares as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction, United States persons that have a functional currency other than the United States dollar, United States persons who are subject to the Medicare tax on net investment income under Section 1411 of the Code, controlled foreign corporations, passive foreign investment companies or persons who acquired shares through the exercise of employee stock options or otherwise as compensation for services.

        This summary does not address all aspects of United States federal income taxation and does not deal with all tax consequences that may be relevant to stockholders in light of their particular circumstances. Furthermore, this summary is based upon the provisions of the Code, the existing and proposed United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. This summary does not address any state, local or foreign tax consequences, or any United States federal tax consequences other than United States federal income tax consequences.

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their tax advisors regarding the tax consequences of participating in the Offer.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

Consequences of the Offer to U.S. Holders

        The following is a summary of the United States federal income tax consequences that will apply to a U.S. Holder of shares exchanged pursuant to the Offer. For purposes of this summary, a "U.S. Holder" is a beneficial owner of shares that for United States federal income tax purposes is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        An exchange of shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder's particular facts and circumstances. If an exchange of shares for cash by a U.S. Holder pursuant to the Offer satisfies one of the three tests discussed below (the "Section 302 tests") and is treated as a sale or exchange of such shares for U.S. federal income tax purposes, the U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the shares purchased by us. Such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital losses by a U.S. Holder. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its shares are tendered.

        An exchange of shares for cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the (i) receipt of cash is "not essentially equivalent to a dividend" with respect to the U.S. Holder, (ii) exchange results in a "substantially disproportionate" reduction in the U.S. Holder's equity interest in us, or (iii) exchange results in a "complete redemption" of the U.S. Holder's equity interest in us. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only shares it actually owns, but also shares it constructively owns as determined under section 318 of the Code (including shares that may be acquired through options that it owns or shares held by certain members of the U.S. Holder's family). The rules of constructive ownership are complex and each U.S. Holder is urged to consult with its tax advisor regarding the application of such rules.

        An exchange of shares for cash by a U.S. Holder pursuant to the Offer will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the U.S. Holder's stock interest in us. Whether such a meaningful reduction of the U.S. Holder's stock interest in us results will depend on the U.S. Holder's particular facts and circumstances. If, as a result of an exchange of shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in us is minimal (for example, less than 1%) and who exercises no control over our corporate affairs suffers any reduction in its proportionate stock interest (including any shares constructively owned), the U.S. Holder generally should be regarded as having suffered a meaningful reduction in its stock interest in us.

        Satisfaction of the "substantially disproportionate" test or "complete redemption" test is dependent upon satisfaction of the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. An exchange of shares for cash by a U.S. Holder pursuant to the Offer will satisfy the "substantially disproportionate" test if (i) the percentage of such holder's outstanding voting stock in us actually and constructively owned immediately following the exchange is less than 80% of the percentage of the outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the exchange, (ii) the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the exchange, and (iii) immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power in us. An exchange of shares for cash by a U.S. Holder pursuant to the Offer will result in a "complete redemption" if either (i) all of the shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (ii) all of the shares actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder timely and properly waives the attribution of shares constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder.

        If a U.S. Holder's exchange of shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution, and the U.S. Holder's tax basis in the shares exchanged generally will be added to any shares retained by the U.S. Holder. The distribution will be treated as a dividend to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder's adjusted tax basis in its shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder's holding period for the shares at the time of the exchange exceeds one year. Provided that minimum holding period requirements and other requirements are met, dividend income with respect to non-corporate U.S. Holders (including individuals) currently is eligible for a reduced rate of U.S. federal income taxation. If an exchange of shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the "extraordinary dividend" provisions of section 1059 of the Code. Corporate U.S. Holders are urged to consult their own tax advisors regarding (i) whether a dividends received deduction will be available to them and (ii) the application of section 1059 of the Code in connection with the Offer.

        We cannot predict whether a particular U.S. Holder will be subject to sale or exchange treatment or distribution treatment. If the Offer is over-subscribed, our purchase of shares properly tendered by a U.S. Holder may be pro-rated. Thus, even if all of the shares actually and constructively owned by a U.S. Holder are properly tendered, it is possible that not all of the shares will be purchased by us, which in turn may affect the U.S. Holder's ability to satisfy one of the Section 302 tests described above. Accordingly, a tendering U.S. Holder may choose to submit a "conditional tender" under the procedures described in Section 6, which allows the U.S. Holder to tender shares subject to the condition that a specified minimum number of the U.S. Holder's shares must be purchased by us if any shares so tendered are purchased.

Consequences of the Offer to Non-U.S. Holders

        The following is a summary of the United States federal income tax consequences that will apply to a Non-U.S. Holder of shares exchanged pursuant to the Offer. A "Non-U.S. Holder" is a beneficial owner of shares that is not a U.S. Holder.

        The United States federal income tax treatment of our purchase of shares from a Non-U.S. Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-U.S. Holder's particular circumstances, as having sold the tendered shares or as having received a distribution in respect of such Non-U.S. Holder's shares. The appropriate treatment of the purchase of shares will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of shares pursuant to the Offer in the case of U.S. Holders (see "Consequences of the Offer to U.S. Holders").

        If a Non-U.S. Holder's sale of shares pursuant to the Offer qualifies as a sale or exchange under any of the Section 302 tests described above, then any gain or loss recognized on the sale will be capital gain or loss. Any capital gain recognized by a Non-U.S. Holder will not be subject to U.S. federal income tax unless (i) such gain is "effectively connected" with a trade or business carried on in the United States by the Non-U.S. Holder (and if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

        If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder's shares. In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or a reduced rate prescribed by an applicable income tax treaty) unless the dividend is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected income.

        Withholding For Non-U.S. Holders.    Because, as described above, we cannot predict whether any particular stockholder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder or his or her agent. Subject to the discussion below under "—FATCA", the withholding described in the preceding sentence will not be required with respect to cash received by a Non-U.S. Holder if (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and (ii) the stockholder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or suitable successor or substitute form). If tax is withheld, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-U.S. Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of United States federal income tax withholding.

        NON-U.S. HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-U.S. HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding

        Payments made to holders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate (currently 28%) on the purchase price paid to certain stockholders who are not "exempt recipients" pursuant to the Offer. To avoid such backup withholding, each such U.S. Holder must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal or otherwise establish to the satisfaction of the Depositary that such stockholder is not subject to backup withholding. Certain exempt recipients (including, among others, all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit an IRS Form W-8BEN (or other applicable IRS W-8 Form), signed under penalties of perjury, attesting to such Non-U.S. Holder's exempt status.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the stockholder's United States federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current U.S. Treasury Regulations.

FATCA

        Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as "FATCA") and the final Treasury Regulations promulgated thereunder on certain types of payments made to "foreign financial institutions" (defined broadly to include, among other entities, banks, certain insurance companies, hedge funds, private equity funds, mutual funds, or other investment vehicles) and certain other non-U.S. entities (including payments to U.S. Holders who hold shares through such a foreign financial institution or non-U.S. entity). Specifically, a 30% withholding tax may be imposed on dividends on shares paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "U.S. owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Because we may not know the extent to which a payment made pursuant to the Offer is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of FATCA withholding, the Depositary generally will treat the entire amount received by a Non-U.S. Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder or its agent, unless such Non-U.S. Holder or its agent provides to the Depositary documentation demonstrating the FATCA withholding is not warranted. If the Depositary withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under "—Withholding for Non-U.S. Holders" above. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances and the requisite steps that can be taken and information that can be provided in order to demonstrate FATCA withholding is not warranted.

15.   Extension of the Offer; Termination; Amendment

        We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered pursuant to the Offer to stockholders or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

  •
  we increase or decrease the price to be paid for shares or increase by more than 2% or decrease the number of shares sought in the Offer, or if we increase or decrease the price range to be paid for the shares and, in the event of an increase in the aggregate purchase price of shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding shares of our common stock; and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.   Fees and Expenses

        We have retained Craig-Hallum Capital Group LLC to act as our Dealer Manager in connection with the Offer.

        The Dealer Manager will receive reasonable and customary compensation in connection with the Offer. We have also agreed to reimburse the Dealer Manager for the fees and disbursements of counsel up to an agreed maximum amount, and have agreed to indemnify the Dealer Manager against various liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

        The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

        Each of the Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including common stock, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including common stock. In addition, the Dealer Manager and its affiliates may tender shares into the Offer for their own account.

        We have also retained Georgeson to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Section 5 hereof.

        Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

17.   Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of the shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers licensed under the laws of such jurisdiction.

        After completing the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

                      Planet Payment, Inc.

March 14, 2016

        The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

        The Depositary for the Offer is:

If delivering by mail:	If delivering by courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

        The Information Agent for the Offer is:

480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
(866) 628-6079 (Toll Free)
Email: PLPM@georgeson.com

The Dealer Manager for the Offer is:

Craig-Hallum Capital Group

222 South Ninth Street, Suite 350
Minneapolis, MN 55402
(612) 334-6300
Email: info@craig-hallum.com

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  Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH SHARES OF ITS OUTSTANDING COMMON STOCK FOR AN AGGREGATE PURCHASE PRICE NOT EXCEEDING $15.0 MILLION AT A PER SHARE PURCHASE PRICE NOT LESS THAN $3.20 PER SHARE NOR GREATER THAN $3.60 PER SHARE
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE OFFER